CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 8, 2017 with respect to the statement of assets and liabilities of Versus Capital Real Assets Fund LLC as of June 27, 2017, which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements”.

/s/ Grant Thornton LLP

Chicago, Illinois

February 1, 2018